<Stamp of the Secretary of State for
the State of Nevada appears here.>


                     CERTIFICATE OF AMENDMENT
                                TO
                    ARTICLES OF INCORPORATION
                                OF
                       ECHO SERVICES, INC.


     We the undersigned as President and Secretary of Echo Services, Inc. do hereby certify:

     That the Board of Directors of said Corporation at a meeting duly convened and held on the 13th day of October, 1999 adopted a Resolution to amend the original Articles as follows:

     Delete Article I in its entirety and substitute in its place the following:

     Article One.  The name of the Corporation is: Millennium Plastics
Corporation.

     Said amendment has been consented to and approved by the owners of majority of the duly issued and outstanding shares of common stock which represent a majority of the sole class of common stock outstanding and entitled to vote thereon. The change is effective immediately upon the filing of this Certificate.


/s/ Donald R. Mayer
-------------------
Donald R. Mayer, President



/s/ Mark S. Clayton
-------------------
Mark S. Clayton, Secretary/Treasurer


STATE OF UTAH           )
                        :ss.
COUNTY OF SALT LAKE     )

On this 27th day of October, 1999, personally appeared before me Donald R. Mayer and Mark S. Clayton, personally known to me or provided to me on the basis of satisfactory evidence to be the persons whose names are signed on the preceeding document, and acknowledged to me that they signed it voluntarily for its stated purpose.


/s/ Anita Patterson
-------------------
Notary Public

<Anita Patterson, Notary Public stamp appears here.>